UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2008

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Technology Drive, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of Spectrum Pharmaceuticals, Inc. (the “Company”) approved fiscal 2008 bonus payments and 2009 base salaries (effective January 1, 2009) for the Company’s named executive officers, as set forth below in the following table:

Name	Fiscal 2008 Bonus	Fiscal 2009 Base Salary

Rajesh Shrotriya, Chairman, Chief Executive Officer and President	$600,000	$600,000

Shyam Kumaria, Vice President, Finance	$50,000	$275,000

In addition, Dr. Shrotriya shall receive a cash bonus payment of $400,000 upon the closing of the of Purchase and Formation Agreement with Cell Therapeutics, Inc., for the establishment of a 50/50 owned joint venture RIT Oncology, LLC, whose purpose will be to commercialize and develop Zevalin® (ibritumomab tiuxetan) in the United States.

The Committee provided the following discussion and analysis of its decision regarding executive compensation.

2008 has been a transformational year for the Company. Despite very difficult economic times, the Company has flourished. With the acquisition of Zevalin, the Company has two marketed proprietary oncology products, has a product in phase 3 clinical trials, is in the best financial shape in its history, and has a strong management team with an excellent track record of success. The Company has been able to do so well in 2008 because of the groundwork that has been laid over the past three or four years. This started with a strategy of acquiring late-stage products, diversifying the portfolio, building a strong management team, focusing on creating sources of non-diluting funding and maintaining tight fiscal controls. This strategy was designed and implemented by the Company’s Chief Executive Officer, Dr. Raj Shrotriya, along with the assistance of his management team, including the Company’s Vice President, Finance, Shyam Kumaria. It has resulted in the Company having an outstanding year in 2008 while many other biotech companies are struggling to survive.

The Company accomplished all of its major goals established at the outset of 2008. Some of the important accomplishments during 2008 included:

•	generating $62.2 million without issuing a single share of stock or warrant;

•	entering into highly profitable development and commercialization alliance for apaziquone (EOquin®) with Allergan;

•	accomplishing the above two activities without causing any dilution to stockholders and without employing the services of any bankers, thus saving millions of dollars in fees;

•	receiving approval from the FDA and launching its first proprietary, oncology drug, Fusilev™;

•	filing additional applications with the FDA for additional an formulation and indication for Fusilev™;

•	building a specialty sales force and marketing team with years of oncology sales and marketing experience;

•	strengthening its management team with the addition of key individuals to advance the Company’s strategy;

•	acquiring a 50% interest in Zevalin®, another FDA approved, proprietary, oncology drug with 2008 sales of about $12 million; and

•	maintaining tight control over the Company’s cash.

The Committee believes that, unfortunately, all of these great accomplishments have not been reflected in the Company’s current stock price, due in large part to the meltdown in the financial markets. However, the Committee believes the Company is well positioned once the financial markets turn around. Therefore, the use of traditional performance standards, such as stock price appreciation and return on equity, are not appropriate this year in the evaluation of executive officer performance. Executive officer compensation was based primarily on advancement of the Company’s business objectives, including the achievement of product development and regulatory milestones, the acquisition of new products, the recruitment and retention of highly qualified personnel, the maintenance of superior controls over financial resources, and the initiation and continuation of corporate collaborations, as well as individual contributions and achievement of individual business objectives by its executive officers.

The Committee made no change to the base salary of Dr. Shrotriya.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2008

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Shyam Kumaria

Name:	Shyam Kumaria
Title:	V.P., Finance